EXHIBIT 99.1

COMPANY PRESS RELEASE

Notice to Holders of Common Stock of SWWT, Inc.

NEW YORK-October 20, 2000 - Notice is hereby given to the holders of common stock, par value $.001 per share, of SWWT, Inc., a Delaware corporation (OTCBB: SWWT), that pursuant to the terms of the Certificate of Designations of the Series B Preferred Stock, par value $.001 per share, of SWWT, the holders of the common stock may elect to exercise the right to optionally redeem the Series B Preferred Stock under the terms of Section VII of the Certificate of Designations. The election may be taken by means of a class vote of the holders of the common stock of SWWT (without participation by holders of the Series B Preferred Stock voting on an as-converted basis or otherwise) taken within twenty days of October 21, 2000.

If the holders of the common stock elect to exercise the redemption right, SWWT will be required to pay a redemption price per share equal to the quotient obtained by dividing (x) the cash and cash equivalents balance held by SWWT on October 21, 2000, by (y) the number of shares of Series B Preferred Stock outstanding on such date.

As of the date hereof, an aggregate of 757,772 shares of Series B Preferred Stock and an aggregate of 3,122,254 shares of common stock are outstanding. The estimated cash balance of SWWT on the date hereof is approximately $2.4 million.

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from the projected or suggested herein due to certain risks and uncertainties including, without limitation, the risks associated with the ability to consummate the transactions set forth above, management of growth, and competition, as well as operating risks. Those and other risks are described in SWWT's filings made with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from SWWT.